Exhibit 1.1 - Placement Agreement

Please see attached PDF Version for text.

FIRST VALLEY BANCORP, INC.

By:  /s/ Robert L. Messier, Jr.
Name:  Robert L. Messier, Jr.
President & CEO

FVB CAPITAL TRUST I

By:  /s/ Robert L. Messier, Jr.
Robert L. Messier, Jr.
Administrator

CONFIRMED AND ACCEPTED,
as of the date first above written:

SANDLER O'NEILL & PARTNERS, L.P.

By: Sandler O'Neill & Partners Corp.,
the sole general partner

By: /s/ Robert A. Kleinert
      Robert A. Kleinert
     An officer of the Corporation